                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
             Act of 1934 or Suspension of Duty to File Reports Under
                              Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 0-23429

                             BROUGHTON FOODS COMPANY
             (Exact name of registrant as specified in its charter)

                            210 North Seventh Street
                            Marietta, Ohio 45750-0656
                                 (740) 373-4121
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $1.00 Per Share
            -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          ------------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]                      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)      [ ]                      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)       [ ]                      Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)      [ ]                      Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)       [X]

                Approximate number of holders of record as of the
                     certification or notice date: one (1)

       Pursuant to the requirements of the Securities Exchange Act of 1934
          Broughton Foods Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 22, 1999                  By:      /s/ TRACY L. NOLL
                                               --------------------------------
                                      Name:    Tracy L. Noll
                                               --------------------------------
                                      Title:   Vice President
                                               --------------------------------